UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 14, 2022

TEAM, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08604	74-1765729
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (281) 331-6154

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.30 par value	TISI	New York Stock Exchange
Preferred Stock Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 17, 2022, Team, Inc. (the “Company”) announced the transition of Amerino Gatti from the role of Chairman and Chief Executive Officer of the Company, effective as of March 21, 2022. Mr. Gatti will also resign from the Board of Directors (the “Board”) of the Company at such time. Mr. Gatti’s transition and resignation is not the result of a disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following his transition from his role as Chairman and Chief Executive Officer, Mr. Gatti will continue to be employed by the Company as a strategic advisor until April 1, 2022.

Departure of Amerino Gatti as Chairman, Chief Executive Officer and Director

Mr. Gatti has entered into a Confidential Severance Agreement and Release (together with his existing obligations of non-solicitation and non-competition, the “Separation Agreement”), dated as of March 14, 2022. Pursuant to the Company’s Senior Management Compensation and Benefits Continuation Policy (the “Executive Severance Policy”), Mr. Gatti will receive (i) 18 months of base salary, paid in part in equal installments over a 12 month period and with the remainder paid in a single lump sum on or before March 15, 2023, (ii) a single lump sum payment of $19,000 to compensate him for health and welfare benefits and (iii) $25,000 in lieu of the obligation under the Executive Severance Policy to provide outplacement assistance. In addition, Mr. Gatti’s outstanding time-based restricted stock units will immediately vest, while all performance share units will be forfeited. Following his termination of employment, Mr. Gatti will serve as a consultant for a twelve month period in exchange for a consulting fee of $39,583 per month.

Pursuant to the Separation Agreement, Mr. Gatti provided a general waiver and release of claims, agreed to continued confidentiality provisions, and reaffirmed the applicability of his noncompetition and non-solicitation obligations for the 12 months following his termination of employment.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2022.

Appointment of Keith D. Tucker as Interim Chief Executive Officer

Effective as of March 21, 2022, Keith D. Tucker was appointed as Interim Chief Executive Officer. Adjustments to Mr. Tucker’s compensation in connection with his appointment have not yet been determined.

Mr. Tucker, 52, joined the Company in 2005 and has 33 years of industry experience, including prior positions at Citgo Petroleum Corporation and BP Amoco supporting process, safety and inspection functions. Mr. Tucker began his career as an inspector and has served as President of the Company’s Inspection & Heat Treating group since January 18, 2021, after having served as the Company’s Executive Vice President - North Division since June 2018, Executive Vice President – Mid Continent Division from April 2016 to May 2018, and Vice President of the Great Lakes Region, Inspection & Heat Treating segment from January 2008 to March 2016.

There is no family relationship between Mr. Tucker and any director, executive officer, or person chosen by the Company to become a director or executive officer, nor are there any arrangements between any of Mr. Tucker and any other persons pursuant to which Mr. Tucker was selected to serve as an officer. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Tucker has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.

Appointment of Michael Caliel as Chairman of the Board

In addition, effective as of March 18, 2022, Michael Caliel, who had previously joined the Board in February 2022, was appointed as the non-executive Chairman of the Board.

Item 7.01	Regulation FD Disclosure.

On March 17, 2022, the Company issued a press release with respect to the transition and appointments described in Item 5.02 of this Current Report on Form 8-K. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 7.01 and Exhibit 99.1 furnished hereunder shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall they be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

99.1	Press Release, dated March 17, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM, Inc.

By:	/s/ André C. Bouchard
André C. Bouchard
Executive Vice President, Chief Legal Officer and Secretary

Dated: March 18, 2022